FOR IMMEDIATE RELEASE	Thursday, October 27, 2016

Gannett Reports Third Quarter 2016 Results of Operations
Revenues Increase 10% Year-Over-Year
117 Million Unique Domestic Digital Visitors
Digital-only Subscriptions Grow 45%

McLean, VA - Gannett Co., Inc. (NYSE: GCI) ("Gannett" or "company" or "we") today reported third quarter 2016 results of operations.

Recent highlights include:

•	National digital advertising revenue up 18.5% (16.6% excluding acquisitions).

•	Digital-only subscriptions grew 45%; digital-only plus Sunday grew 40%.

•	Total third quarter digital revenues (advertising and circulation) of $205 million.

•	Initiated incremental cost cutting actions totaling $30 million annually.

•	Completed acquisitions of:

◦	North Jersey Media Group, Inc. ("North Jersey Media Group"),

◦	Digital marketing solutions leader ReachLocal, Inc. (NASDAQ: RLOC) ("ReachLocal"),

◦	Leading golf publication, Golfweek.

•	Invested in digital content curation and news aggregation company Digg, Inc.

•	Released first weekly virtual reality news show "VRtually There."

Operating revenues for the third quarter were $772.3 million compared to $701.2 million in the prior year third quarter, an increase of $71.1 million or 10.1%. Excluding $14.3 million of unfavorable foreign currency exchange rate changes and $7.4 million of selected exited operations, revenues increased $92.8 million, or 13.2%, compared to the third quarter of 2015. The increase in revenues was primarily attributable to the acquisitions of Journal Media Group, Inc. ("JMG"), North Jersey Media Group and ReachLocal and continued improvements in national digital advertising revenues. Revenue increases were partially offset by declines in print advertiser demand and a negative impact on classified employment revenues from an unfavorable affiliate agreement change with CareerBuilder. On a same-store basis, excluding the impact on revenues from acquisitions, foreign currency exchange rate changes and selected exited operations, operating revenues decreased 8.6%.

Net loss for the third quarter was $24.2 million primarily due to $31.6 million of after-tax restructuring, acquisition costs, severance and other related items. Adjusted EBITDA for the quarter was $55.3 million compared to $97.0 million in the prior year, a decrease of $41.7 million. Of this decrease, 42.9% or $17.9 million was due to $5.4 million of reduced EBITDA contribution from the August 2015 change to the CareerBuilder affiliate agreement, $3.0 million in unfavorable foreign currency exchange rate changes and $2.8 million related to the cost of certain labor litigation and other matters. In addition, third quarter adjusted EBITDA was negatively impacted by $6.7 million due to the opening balance sheet revaluation of ReachLocal deferred revenues as required by U.S. GAAP. The remaining adjusted EBITDA declines are a result of declines in print advertising and circulation revenues, primarily in U.S. and U.K. local markets. These declines were partially offset by ongoing cost reductions and efficiency gains in operating expenses, increases in national digital advertising revenues and selective subscription price optimization strategies.

Robert J. Dickey, president and chief executive officer, said, "We have made solid progress integrating our recent acquisitions, which we expect will be strong contributors to our performance as we drive toward a digital future. While we saw signs of improvement late in the third quarter, we were disappointed with our performance, and as we expected, it was our most challenging period in 2016. We have implemented initiatives that will result in $10 million of additional cost savings in the fourth quarter to align our cost structure with the current industry environment. We are taking these actions to ensure we can remain nimble in the face of ongoing industry challenges while we continue our digital transformation."

In connection with the ReachLocal acquisition, Gannett established a newly formed reportable segment. Our separate reportable segments are now Publishing, ReachLocal and Corporate.

Publishing Segment

Operating revenues in the publishing segment were $736.6 million, an increase of $35.4 million or 5.0% compared to the prior year third quarter. Excluding $14.3 million of unfavorable foreign currency exchange rate changes and $7.4 million of selected exited operations, revenues increased $57.1 million, or 8.2%, compared to the third quarter of 2015. This increase was primarily attributable to the continued improvements in national digital advertising revenues as well as the addition of revenues from JMG and the North Jersey Media Group beginning April 8, 2016 and July 6, 2016, respectively. These increases were partially offset by a 14.8% reduction in print advertising revenues led by a 35.1% reduction in national print advertising and a 19.1% reduction in preprints.

Digital advertising revenues of $98.8 million were up 6.2% compared to the year ago quarter, due primarily to the addition of JMG and North Jersey Media Group. Excluding acquisitions and the impact of a 46.2% reduction in the U.S. employment category (primarily CareerBuilder), digital advertising revenues increased 4.4%. The increase was driven by a 53.1% increase in video and mobile display and a 26.4% increase in other sources of digital advertising revenues from affiliates. After adjusting for acquired revenues, foreign currency exchange rate changes and selected exited operations, on a same-store basis, advertising revenues were down 11.7% and circulation revenues were down 6.4%.

Adjusted EBITDA for the quarter was $87.5 million compared to $124.8 million in the prior year third quarter, a decrease of $37.3 million. The decrease in third quarter adjusted EBITDA was due to $5.4 million of reduced EBITDA contribution from the August 2015 changes to the CareerBuilder affiliate agreement, $3.0 million in unfavorable foreign currency exchange rate changes and approximately $2.8 million related to the cost of certain labor litigation and other matters. The remaining adjusted EBITDA declines are a result of declines in print advertising and circulation revenues, primarily in U.S. and U.K. local markets. These declines were partially offset by ongoing cost reductions and efficiency gains in operating expenses, increases in national digital advertising revenues and selective subscription price optimization strategies.

"To combat the continuing challenges in print advertising trends, the company is implementing cost saving initiatives, which include reductions throughout our operations as well as in corporate support and related functions," said John Zidich, president of Domestic Publishing. "We expect to recognize approximately $6 million of payroll related savings and $4 million of non-payroll savings in the fourth quarter of 2016. On an annual basis, we expect the payroll related savings to total $30 million and impact approximately 2% of our workforce."

ReachLocal Segment

Operating revenues for the quarter were $35.0 million and adjusted EBITDA was a loss of $6.7 million, representing the partial period from the date of acquisition, August 9, 2016 through the end of the third quarter. Revenues and adjusted EBITDA were reduced by the $6.7 million estimated fair value adjustment to deferred revenue obligations required by U.S. GAAP. Overall, ReachLocal continued to track to its plan for sequential revenue growth and adjusted EBITDA margin expansion, absent purchase accounting adjustments if measured on its historic calendar quarter reporting basis.

Sharon Rowlands, chief executive officer of ReachLocal, said, "The acquisition of ReachLocal will accelerate Gannett's digital growth strategy, enabling Gannett to offer premier digital marketing services to its customers. ReachLocal's focus on local small- and medium-sized businesses also aligns with Gannett's local-to-national strategy and extends the company's reach into new local markets. We are seeing strong traction from new ReachLocal products like ReachSocial AdsTM, our new Facebook marketing solution, and we are looking forward to bringing our innovative offerings across the USA TODAY NETWORK."

As previously announced, Gannett expects to begin to fully leverage ReachLocal across all of the company's 109 local markets in the U.S. by mid-2017.

Acquisitions and Integration

On July 6, 2016, Gannett completed the acquisition of substantially all of the assets of North Jersey Media Group, including The Record (Bergen County), the Herald News, and their affiliated digital and other properties. Gannett expects the transaction to contribute approximately $90 million in annual revenues and that the business will approach approximately corporate-average margins by the end of the first full year of operations.

On August 9, 2016, Gannett completed the acquisition of ReachLocal, Inc. ReachLocal, a leader in powering online marketing, helps local businesses grow and operate better with leading technology and expert service providing digital lead generation, advertising, marketing, web presence and other digital solutions. The acquisition of ReachLocal accelerates Gannett’s digital growth strategy, adding more than $320 million of annual digital revenue, the best digital marketing solutions technology in the market, and an outstanding and well-respected management team to Gannett’s digital business.

On October 5, 2016, Gannett completed the acquisition of Golfweek. The acquisition of Golfweek will add value to Gannett’s suite of audience-focused, content-driven sports businesses, as well as an unmatched relationship with golf’s core demographic community. Golfweek has been the leading producer of event programs for some of golf’s biggest tournaments across the PGA TOUR, LPGA, PGA of America and United States Golf Association.

Cash Flow

Net cash flow from operating activities for the quarter was approximately $24.1 million. In addition, the company generated approximately $6.6 million in cash from the disposition of certain real property resulting from its efficiency and consolidation efforts. Capital expenditures were approximately $18.9 million, primarily for capacity maintenance, technology investments and real estate projects. During the quarter, the company paid dividends of $18.7 million.

At the end of the third quarter of 2016, the company's underfunded pension liabilities were $442.5 million, compared to $612.4 million as of December 27, 2015, a reduction of $169.9 million or 27.7%. Contributing to this reduction are cash contributions of $82.5 million made to the U.S. and U.K. Gannett pension plans during 2016.

Outlook

For the fourth quarter, the company expects revenues to be up 14% to 16% compared to the fourth quarter of the prior year. This range includes the additional contributions from our recent acquisitions, the impact of ReachLocal deferred revenue purchase accounting of approximately $2 million as well as the further unfavorable foreign currency exchange rate changes.

Adjusted EBITDA margins are expected to meaningfully increase sequentially, reflecting the fact that the fourth quarter is generally the strongest revenue and earnings quarter of the year, but nevertheless remain below prior year levels. During the quarter we expect to begin to realize the benefit of cost saving initiatives discussed above offset by approximately $4 million of foreign currency exchange rate changes, $4 million of incremental pension expense, $2 million of ReachLocal deferred revenue and $3 million of investments in projects supporting our digital transformation.

Additionally for the fourth quarter of 2016, the company expects the following:

               Capital expenditures of $20-$25 million, not including real estate projects.
               Depreciation and amortization of approximately $36 million.
               Effective tax rate of 26-28%.

* * * *

Conference Call Information

The company will hold a conference call at 10:00 a.m. ET today to discuss these results. The call can be accessed via a live webcast through the company's investor site, http://investors.gannett.com/, or listen-only conference lines. U.S. callers should dial 855-462-1958 and international callers should dial 503-343-6635 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 99499250.

Forward Looking Statements

This press release contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control.
The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things:

•competitive pressures in the markets in which we operate;

•	increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising;

•	macroeconomic trends and conditions;

•	economic downturns leading to a continuing or accelerated decrease in circulation or local, national or classified advertising;

•	potential disruption or interruption of our operations due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•	an accelerated decline in general print readership and/or advertiser patterns as a result of competitive alternative media or other factors;

•	our inability to adapt to technological changes or grow our online business;

•	an increase in newsprint costs over the levels anticipated;

•	labor relations, including, but not limited to, labor disputes which may cause revenue declines or increased labor costs;

•	risks and uncertainties related to our ability to successfully integrate ReachLocal and JMG’s operations and employees with our existing business;

•	an inability to realize benefits or synergies from acquisitions of new businesses or dispositions of existing businesses, or to operate businesses effectively following acquisitions or divestitures;

•	our ability to attract and retain key employees;

•	rapid technological changes and frequent new product introductions prevalent in electronic publishing;

•	a weakening in the Sterling compared to the U.S. dollar exchange rate;

•
volatility in financial and credit markets, which could affect our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms;

•	changes in the regulatory environment, which could encumber or impede our efforts to improve operating results or the value of assets;

•	credit rating downgrades, which could affect the availability and cost of future financing;

•	adverse outcomes in proceedings with governmental authorities or administrative agencies;

•	an other than temporary decline in operating results and enterprise value that could lead to non-cash goodwill, other intangible asset, investment or property, plant and equipment impairment charges;

•	our dependence on our former parent and other third parties to perform important services for us following the separation;

•	our inability to engage in certain corporate transactions following the separation;

•	any failure to realize expected benefits from, or the possibility that we may be required to incur unexpected costs as a result of, the separation; and

•	other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

A further description of these and other important risks, trends, uncertainties and other factors is provided in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s annual report on Form 10-K for fiscal year 2015 and subsequent quarterly reports on Form 10-Q. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:
Michael P. Dickerson	Amber Allman
Vice President, Investor Relations & Real Estate	Vice President, Corporate Communications
703-854-6185	703-854-5358
mdickerson@gannett.com	aallman@gannett.com

# # #

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS) Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1

	Three months ended		Nine months ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015

Operating revenues:
Advertising	$429,053	$384,149	$1,190,108	$1,191,902
Circulation	285,583	265,227	835,872	802,389
Other	57,685	51,860	154,500	151,377
Total operating revenues	772,321	701,236	2,180,480	2,145,668

Operating expenses:
Cost of sales and operating expenses	517,141	446,358	1,423,551	1,394,733
Selling, general and administrative expenses	219,456	173,035	589,017	528,248
Depreciation	30,638	25,291	83,889	73,677
Amortization	5,003	3,096	7,961	10,103
Facility consolidation and asset impairment charges	28,673	1,343	33,160	7,989
Total operating expenses	800,911	649,123	2,137,578	2,014,750
Operating income (loss)	(28,590)	52,113	42,902	130,918

Non-operating income (expense):
Equity income (loss) in unconsolidated investees, net	(766)	609	844	11,411
Interest expense	(3,652)	(1,582)	(8,509)	(1,760)
Other non-operating items	(176)	(1,833)	(2,964)	19,782
Total non-operating income (expense)	(4,594)	(2,806)	(10,629)	29,433

Income (loss) before income taxes	(33,184)	49,307	32,273	160,351
Provision (benefit) for income taxes	(8,942)	10,141	12,949	34,611
Net income (loss)	$(24,242)	$39,166	$19,324	$125,740

Earnings (loss) per share - basic	$(0.21)	$0.34	$0.17	$1.09
Earnings (loss) per share - diluted	$(0.21)	$0.33	$0.16	$1.08

Weighted average number of common shares outstanding:
Basic	116,556	115,186	116,461	115,035
Diluted	116,556	118,168	118,786	116,029

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 2

	Three months ended		Nine months ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015

Operating revenues:
Publishing	$736,570	$701,198	$2,142,621	$2,145,630
ReachLocal	34,977	—	34,977	—
Corporate and Other	774	38	2,882	38
Total	$772,321	$701,236	$2,180,480	$2,145,668

Adjusted EBITDA:
Publishing	$87,490	$124,806	$301,229	$312,339
ReachLocal	(6,744)	—	(6,744)	—
Corporate and Other	(25,469)	(27,796)	(71,887)	(47,171)
Total	$55,277	$97,010	$222,598	$265,168

Depreciation and amortization:
Publishing	$27,766	$27,038	$76,519	$81,152
ReachLocal	3,924	—	3,924	—
Corporate and Other	3,951	1,349	11,407	2,628
Total	$35,641	$28,387	$91,850	$83,780

Capital expenditures:
Publishing	$13,424	$5,588	$25,089	$24,481
ReachLocal	1,196	—	1,196	—
Corporate and Other	4,245	4,740	18,716	6,464
Total	$18,865	$10,328	$45,001	$30,945

REVENUE DETAIL Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3

	Three months ended
	Sept. 25, 2016	Sept. 27, 2015	% Change

Reported revenue	$772,321	$701,236	10.1%
Acquired revenue	(152,171)	—
Currency impact	14,293	—
Exited operations	—	(7,394)
Same store revenue	$634,443	$693,842	(8.6%)

Reported advertising revenue	$429,053	$384,149	11.7%
Acquired revenue	(99,134)	—
Currency impact	9,357	—
Same store advertising revenue	$339,276	$384,149	(11.7%)

Reported circulation revenue	$285,583	$265,227	7.7%
Acquired revenue	(41,143)	—
Currency impact	3,815	—
Same store circulation revenue	$248,255	$265,227	(6.4%)

Table No. 4

	Three months ended
	Sept. 25, 2016	Sept. 27, 2015	% Change

Publishing revenue detail
Print advertising	$298,434	$291,126	2.5%
Digital advertising	98,780	93,023	6.2%
Total advertising	397,214	384,149	3.4%
Circulation	285,583	265,227	7.7%
Other	53,773	51,822	3.8%
Total Publishing revenue	$736,570	$701,198	5.0%

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

Adjusted EBITDA is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EBITDA, which may not be comparable to a similarly titled measure reported by other companies, as net income before (1) income taxes, (2) interest expense, (3) equity income, (4) other non-operating items, (5) severance related charges (including early retirement programs), (6) facility consolidation and asset impairment charges, (7) depreciation and (8) amortization. The most directly comparable GAAP financial measure is net income.

Adjusted diluted earnings per share ("EPS") is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EPS, which may not be comparable to a similarly titled measure reported by other companies, as EPS before tax-effected (1) severance related charges (including early retirement programs), (2) facility consolidation and asset impairment charges and (3) acquisition related expenses (gains). The tax impact on these non-GAAP tax deductible adjustments is based on the estimated statutory tax rate for the United Kingdom of 20% and the United States of 38.7%. In addition, tax is adjusted for the impact of nondeductible acquisition costs. The most directly comparable GAAP financial measure is diluted EPS.

Adjusted net income is a non-GAAP financial performance measure that the company uses for the purpose of calculating adjusted EPS. Adjusted net income is defined as net income before the adjustments we apply in calculating adjusted EPS, as described above. We believe that presenting adjusted net income is useful to enable investors to understand how we calculate adjusted EPS, which provides a useful view of the overall operation of the company's business. The most directly comparable GAAP financial measure is net income.

Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items that we believe are critical to the ongoing success of our business. The company defines free cash flow, which may not be comparable to a similarly titled measure reported by other companies, as net cash flow from (used for) operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing free cash flow available for use in operations, additional investments and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

The company uses non-GAAP financial measures for purposes of evaluating its performance and liquidity. Therefore, the company believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of our management and Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our business. Many of our peer group companies present similar non-GAAP measures to better facilitate industry comparisons.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5

	Three months ended Sept. 25, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net loss (GAAP basis)				$(24,242)
Provision (benefit) for income taxes				(8,942)
Equity income in unconsolidated investees, net				766
Interest expense				3,652
Other non-operating items				176
Operating income (loss) (GAAP basis)	$26,340	$(11,230)	$(43,700)	$(28,590)
Early retirement program	2	—	—	2
Severance related charges	4,573	562	—	5,135
Acquisition related items	136	—	14,280	14,416
Facility consolidation and asset impairment charges	28,673	—	—	28,673
Depreciation	25,926	761	3,951	30,638
Amortization	1,840	3,163	—	5,003
Adjusted EBITDA (non-GAAP basis)	$87,490	$(6,744)	$(25,469)	$55,277

	Three months ended Sept. 27, 2015
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$39,166
Provision for income taxes				10,141
Equity income in unconsolidated investees, net				(609)
Interest expense				1,582
Other non-operating items				1,833
Operating income (loss) (GAAP basis)	$83,008	$—	$(30,895)	$52,113
Early retirement program	8,822	—	1,750	10,572
Severance related charges	5,872	—	—	5,872
Facility consolidation and asset impairment charges	66	—	—	66
Depreciation	23,942	—	1,349	25,291
Amortization	3,096	—	—	3,096
Adjusted EBITDA (non-GAAP basis)	$124,806	$—	$(27,796)	$97,010

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5 (continued)

	Nine months ended Sept. 25, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$19,324
Provision for income taxes				12,949
Equity income in unconsolidated investees, net				(844)
Interest expense				8,509
Other non-operating items				2,964
Operating income (loss) (GAAP basis)	$166,345	$(11,230)	$(112,213)	$42,902
Early retirement program	837	—	—	837
Severance related charges	25,432	562	—	25,994
Acquisition related items	136	—	28,919	29,055
Facility consolidation and asset impairment charges	31,960	—	—	31,960
Depreciation	71,721	761	11,407	83,889
Amortization	4,798	3,163	—	7,961
Adjusted EBITDA (non-GAAP basis)	$301,229	$(6,744)	$(71,887)	$222,598

	Nine months ended Sept. 27, 2015
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$125,740
Provision for income taxes				34,611
Equity income in unconsolidated investees, net				(11,411)
Interest expense				1,760
Other non-operating items				(19,782)
Operating income (loss) (GAAP basis)	$182,467	$—	$(51,549)	$130,918
Early retirement program	16,623	—	1,750	18,373
Severance related charges	25,386	—	—	25,386
Facility consolidation and asset impairment charges	6,711	—	—	6,711
Depreciation	71,049	—	2,628	73,677
Amortization	10,103	—	—	10,103
Adjusted EBITDA (non-GAAP basis)	$312,339	$—	$(47,171)	$265,168

NON-GAAP FINANCIAL INFORMATION ADJUSTED DILUTED EPS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 6

	Three months ended		Nine months ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015

Early retirement program	$2	$10,572	$837	$18,373
Severance related charges	5,135	5,872	25,994	25,386
Acquisition related items	14,416	1,022	29,055	(19,599)
Facility consolidation and asset impairment charges	29,761	66	33,111	6,711
Pretax impact	49,314	17,532	88,997	30,871
Income tax impact of above items	(17,757)	(6,373)	(30,414)	(10,337)
Impact of items affecting comparability on net income	$31,557	$11,159	$58,583	$20,534

Net income (loss) (GAAP basis)	$(24,242)	$39,166	$19,324	$125,740
Impact of items affecting comparability on net income (loss)	31,557	11,159	58,583	20,534
Adjusted net income (non-GAAP basis)	$7,315	$50,325	$77,907	$146,274

Earnings (loss) per share - diluted (GAAP basis)	$(0.21)	$0.33	$0.16	$1.08
Impact of items affecting comparability on net income (loss)	0.27	0.10	0.50	0.18
Adjusted earnings per share - diluted (non-GAAP basis)	$0.06	$0.43	$0.66	$1.26

Diluted weighted average number of common shares outstanding	116,556	118,168	118,786	116,029

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7

	Three months ended Sept. 25, 2016	Nine months ended Sept. 25, 2016

Net cash flow from operating activities (GAAP basis)	$24,069	$105,216
Capital expenditures	(18,865)	(45,001)
Free cash flow (non-GAAP basis)	$5,204	$60,215